U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2006

VIRAL GENETICS, INC.
(Exact name of registrant as specified in its charter)

000-26875
(Commission File No.)

Delaware	33-0814123
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1321 Mountain View Circle, Azusa, CA 91702
(Address of principal executive offices)

(626) 334-5310
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02	Unregistered Sales of Equity Securities

On March 29, 2006, Viral Genetics, Inc. entered into securities purchase agreements with eight private investors providing for convertible debt financing to Viral Genetics. In the transactions, Viral Genetics agree to issued to the investors:

(1)      10% Senior Secured Amortizing Convertible Debentures Due September 1, 2008 (the “Debentures”), in the aggregate principal amount of approximately $2.9 million;

(2)      Warrants to purchase approximately 6.4 million shares of Viral Genetics common stock at an exercise price of $0.78 per share exercisable over a term of five years (the “Warrants”); and

(3)      Unit Purchase Warrants to purchase an additional $2.1 million in principal amount of Debentures and additional Warrants to purchase 4.7 million shares of common stock (the “Unit Warrants”).

The initial purchase of $2.5 million in principal amount of the Debentures was closed on March 29, 2006, resulting in proceeds to Viral Genetics after commissions and the investors’ professional fees of approximately $2.2 million. The remainder of the transaction is expected to be closed within the week.

The principal amount of the Debentures is convertible to common stock at any time at the election of the holder at a rate of one common share for each $0.45 of principal. Principal is payable over a term of 24 months beginning October 1, 2006, and may, at the election of Viral Genetics and subject to certain conditions, be paid in shares of common stock priced at the lower of $0.45 or 80 percent of the average of the three lowest closing bid prices during the ten trading days prior to the monthly payment date. If monthly installments of principal are paid in cash, Viral Genetics must pay an additional premium equal to five percent of the monthly principal payment. Interest on the Debentures is paid quarterly beginning October 1, 2006, and may, at the election of Viral Genetics and subject to the satisfaction of certain conditions, be paid with shares of common stock. The shares of common stock underlying the securities sold in this financing transaction will be registered for resale on a registration statement to be filed by Viral Genetics within 45 days following closing. The Unit Warrants are exercisable over a term of nine months following the effective date of the registration statement. Beginning six months following the effective date of the registration statement, Viral Genetics can prepay the Debentures, subject to certain conditions and the payment of a 20 percent premium on the principal amount of the Debentures prepaid.

The Debentures are secured by substantially all of the assets of Viral Genetics. So long as the Debentures are outstanding, Viral Genetics is prohibited from incurring additional debt, except in the ordinary course of business in an amount in the aggregate not to exceed $25,000 and indebtedness incurred for purchase or lease of fixtures and equipment in an aggregate amount not to exceed $8,000,000, allowing any liens to attach to its assets, except for capital leases and purchase money security interests established on the acquisition of fixtures and equipment, repay or redeem any of its securities, and making any distributions on its outstanding securities.

The securities were offered and sold in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. HPC Capital Management Corporation assisted with placement of the financing and will receive a cash commission of approximately $290,000, and Warrants to purchase approximately 145,000 shares of common stock.

In a related transaction, the investors purchasing the Debentures negotiated for and purchased from three other creditors of Viral Genetics unsecured convertible debentures in the principal amount of $576,800 that accrue interest at the rate of 10 percent per annum originally issued in October 2005. Accrued interest on the unsecured debentures at the time of the purchase was $21,650, so the total purchase price paid was $598,450. The maturity date of the unsecured debentures is October 18, 2007. The principal amount of the debentures is convertible to common stock at any time at the election of the holder at a rate of one common share for each $0.18 of principal. Viral Genetics will include the shares underlying the unsecured debentures in the registration statement described above.

As an inducement to the three creditors to sell the unsecured debentures to the investors purchasing the Debentures, Best Investments, Inc., which holds convertible promissory notes issued by Viral Genetics, agreed to sell to the three creditors $598,450 in principal amount of the convertible notes for cash in that amount. Haig Keledjian, an officer, director, and principal shareholder of Viral Genetics, is the sole officer and director of Best Investments, Inc.

Item 9.01.      Financial Statements and Exhibits.

Exhibits

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-B.

SEC Ref. No.	Description of Document
10.1	Securities Purchase Agreement dated March 29, 2006, excluding all exhibits, which are included herewith as separate exhibits (except for Exhibit E – Form of Legal Opinion, and Exhibit G – Form of Escrow Agreement, which are not material agreements and not provided), and excluding the Disclosure Schedules of Viral Genetics
10.2	Form of 10% Senior Secured Amortizing Convertible Debentures
10.3	Form of Registration Rights Agreement
10.4	Form of Unit Purchase Warrant
10.5	Form of Warrant
10.6	Form of Security Agreement
10.7	Form of Subsidiary Guaranty
10.8	Form of Lock-up Agreement
99.1	Press Release Dated March 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAL GENETICS, INC.

Dated: March 29, 2006	By:	/s/ Haig Keledjian
Haig Keledjian, President